                                                                  EXECUTION COPY









                                MERGER AGREEMENT

                                      AMONG

                              GENZYME CORPORATION,

                              DSP ACQUISITION CORP.

                                       AND

                          DEKNATEL SNOWDEN PENCER, INC.

                            DATED AS OF MAY 24, 1996

                                TABLE OF CONTENTS

Article 1 - The Merger.................................................................................    1
         Section 1.1  General..........................................................................    1
         Section 1.2  Filing...........................................................................    1
         Section 1.3  Effectiveness of the Merger......................................................    1
         Section 1.4  Certificate of Incorporation and Bylaws..........................................    1
         Section 1.5  Directors and Officers...........................................................    2
         Section 1.6  Conversion.......................................................................    2
         Section 1.7  Dissenting Shares................................................................    3
         Section 1.8  Exchange of Shares...............................................................    3
         Section 1.9  Effects of Merger................................................................    4
         Section 1.10  Closing.........................................................................    4

Article 2 - Representations and Warranties of the Company..............................................    4
         Section 2.1  Organization and Qualification...................................................    4
         Section 2.2  Corporate Authorization..........................................................    5
         Section 2.3  Financial Data...................................................................    5
         Section 2.4  Ownership of Stock...............................................................    6
         Section 2.5  Consents and Approvals...........................................................    6
         Section 2.6  Litigation.......................................................................    6
         Section 2.7  Compliance with Law..............................................................    6
         Section 2.8  Tax Matters......................................................................    7
         Section 2.9  Employee Benefit Plans...........................................................    7
         Section 2.10  Intellectual Property...........................................................    8
         Section 2.11  Real Property...................................................................    9
         Section 2.12  Material Contracts..............................................................   11
         Section 2.13  Environmental and Safety Matters................................................   12
         Section 2.14  FDA Matters.....................................................................   13
         Section 2.15  Employee Relations..............................................................   13
         Section 2.16  Brokers.........................................................................   14
         Section 2.17  Absence of Undisclosed Liabilities..............................................   14
         Section 2.18  Material Adverse Change.........................................................   14
         Section 2.19  Accounts Receivable.............................................................   14
         Section 2.20  Inventory.......................................................................   14
         Section 2.21  Disclaimer......................................................................   14

Article 3 - Representations and Warranties of the Parent and the Purchaser.............................   15
         Section 3.1  Organization and Qualification...................................................   15
         Section 3.2  Corporate Authorization..........................................................   15
         Section 3.3  Consents and Approvals...........................................................   15
         Section 3.4  Financing........................................................................   15
         Section 3.5  Litigation.......................................................................   15
         Section 3.6  Brokers..........................................................................   16


                                       (i)

Article 4 - Covenants..................................................................................   16
         Section 4.1  Conduct of Business of the Company and the Subdiairies...........................   16
         Section 4.2  Filings..........................................................................   17
         Section 4.3  Confidentiality; Access to Information...........................................   17
         Section 4.4  Public Announcements.............................................................   17
         Section 4.5  Exclusivity......................................................................   18
         Section 4.6  Insurance........................................................................   18

Article 5 - Conditions to Closing......................................................................   18
         Section 5.1  Conditions to Each Party's Obligation............................................   18
         Section 5.2  Conditions to Obligation of the Parent and the Purchaser.........................   19
         Section 5.3  Conditions to Obligation of the Company..........................................   20

Article 6 - Termination................................................................................   21
         Section 6.1  Termination......................................................................   21
         Section 6.2  Effect of Termination............................................................   21

Article 7 - General Provisions.........................................................................   22
         Section 7.1  Rules of Construction............................................................   22
         Section 7.2  Non-Survival.....................................................................   22
         Section 7.3  Notices..........................................................................   22
         Section 7.4  Governing Law....................................................................   24
         Section 7.5  Entire Agreement.................................................................   24
         Section 7.6  Amendment; Waiver................................................................   24
         Section 7.7  Binding Effect...................................................................   24
         Section 7.8  Counterparts.....................................................................   24
         Section 7.9  Expenses.........................................................................   24

                                    SCHEDULES

Schedule 2.1      Subsidiaries
Schedule 2.4      Capitalization
Schedule 2.5      Company Consents and Approvals
Schedule 2.6      Litigation
Schedule 2.7      Compliance with Laws
Schedule 2.8      Tax Matters
Schedule 2.9      Employee Benefit Plans
Schedule 2.10     Intellectual Property
Schedule 2.11     Real Property
Schedule 2.12     Material Contracts
Schedule 2.13     Environmental Matters
Schedule 2.14     FDA Matters
Schedule 2.15     Severance Arrangements
Schedule 2.16     Transaction Fees
Schedule 3.3      Parent Consents and Approvals



                                      (ii)

                                MERGER AGREEMENT

         MERGER AGREEMENT dated as of May 24, 1996, among Genzyme Corporation, a Massachusetts corporation (the "Parent"), DSP ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and DEKNATEL SNOWDEN PENCER, INC., a Delaware corporation (the "Company").

         The Company and the Parent have approved the acquisition of the Company by the Parent pursuant to a merger of the Purchaser with and into the Company with the Company surviving such merger, subject to the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         Section 1.1 General. Upon the terms and conditions contained herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3), the Purchaser shall be merged with and into the Company (the "Merger") and thereupon the separate corporate existence of the Purchaser shall cease, and the Company, as the surviving corporation (the "Surviving Corporation"), shall continue to exist under and be governed by the DGCL.

         Section 1.2 Filing. On the Closing Date (as defined in Section 1.10) or as soon as practicable thereafter, the Company and the Purchaser will cause a certificate of merger (the "Merger Certificate") to be filed with the Secretary of State of the State of Delaware pursuant to applicable provisions of the DGCL and shall take all such further actions as may be required by law to make the Merger effective.

         Section 1.3 Effectiveness of the Merger. The Merger shall become effective (the "Effective Time") at such time as the Merger Certificate is filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time (but in no event later than one business day thereafter) as is specified in the Merger Certificate.

         Section 1.4 Certificate of Incorporation and Bylaws. Upon the Effective Time, the certificate of incorporation and bylaws of Purchaser, in each case as in effect immediately prior to the Effective Time, shall become the certificate of incorporation and bylaws of the Surviving Corporation (but subject, in the case of the certificate of incorporation, to such amendments as the Parent shall require to be set forth in the Merger Certificate).

         Section 1.5 Directors and Officers. The persons who are directors and officers of the Purchaser immediately prior to the Effective Time shall, as of the Effective Time, constitute the directors and officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The Surviving Corporation may designate such other officers as it determines.

         Section 1.6 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof in the case of subsections (a), (c) and (d) below, and by virtue of valid and binding contractual obligations enforceable against the parties thereto in the case of subsection (b):

         (a) Each outstanding share of the Company's Class A and Class B Common Stock, $.01 par value per share (collectively, the "Common Stock"), other than Dissenting Shares as defined in Section 1.7, shall be converted into and shall thereafter represent only the right to receive, upon surrender in accordance with Section 1.8, an amount in cash (the "Merger Consideration"), without interest, determined in accordance with the following formula: (x) two hundred forty-five million dollars ($245,000,000) minus the Company's total indebtedness for borrowed money as of the Closing Date (including principal, interest and fees, if any, and including all such indebtedness outstanding under the Banque Paribas and the Pfizer Hospital Products Group instruments listed on Schedule 2.12 as Contracts Related to the Borrowing of Money, but excluding amounts guaranteed to Fleet Bank under the guaranty agreement listed on Schedule 2.12, provided that arrangements satisfactory to the Parent are in place on the Closing Date to terminate such guaranty in exchange for Parent's payment to Fleet of the amounts guaranteed out of the portion of the Merger Consideration payable to the stockholders of the Company who are the primary obligors of such indebtedness) minus all fees and expenses in excess of $3,500,000 associated with the sale of the Company which remain unpaid as of the Closing Date, including fees and expenses of attorneys and investment bankers, plus the Company's cash and cash-equivalents as of the Closing Date (without giving effect to the payment of up to $3,500,000 in transaction expenses of the Company on the Closing Date), plus the aggregate exercise price of all outstanding options as of the Closing Date, other than the options granted by the stock option agreement dated November 20, 1991 with Royalty Capital Partners (the "RCP Option"),divided by (y) the total number of shares of Common Stock outstanding as of the Closing Date plus the total number of shares issuable upon the exercise of all options outstanding as of the Closing Date, other than the RCP Option;

         (b) All outstanding options to purchase Common Stock (the "Stock Options"), other than the RCP Option, shall be converted into the right to receive the Merger Consideration multiplied by the number of shares for which such Stock Option is exercisable, less the exercise price therefor;

         (c) All shares of capital stock which are held by the Company as treasury shares shall be cancelled and retired and cease to exist, without any conversion thereof; and

         (d) Each share of the outstanding common stock, $.01 par value, of the Purchaser shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation.

         Section 1.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Merger or consented thereto in writing and who have delivered a written demand for payment for such shares in the manner provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6 hereof, but the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, (a) if any such holder of Dissenting Shares shall have failed to establish his entitlement to receive payment for such shares as provided in Section 262 of the DGCL, or (b) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for payment for such shares of Common Stock or lost his right to receive payment for his shares of Common Stock under Section 262 of the DGCL, or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to receive payment for such shares of Common Stock pursuant to Section 262 of the DGCL and each such share of Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to Section 1.6 hereof.

         Section 1.8 Exchange of Shares. Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail (i) to all former holders of record of Common Stock instructions for surrendering their certificates representing Common Stock in exchange for the Merger Consideration. Upon surrender of Common Stock certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, the holder of such certificate shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of shares represented by such certificate, and the certificate so surrendered shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section, each Common Stock certificate (other than for Dissenting Shares, if any) shall represent for all purposes only the right to receive the Merger Consideration multiplied by the number of shares represented by such certificate. If delivery of the Merger Consideration is to be made to any person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.8, each Common Stock certificate (other than certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration multiplied by the number of shares represented by such certificate, but shall have no other rights. Notwithstanding the foregoing, neither the Parent nor the Surviving Corporation shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.

         Section 1.9 Effects of Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the foregoing, on and after the Effective Time, the Surviving Corporation shall possess all the assets and interests of every description, wherever located, and all rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Company and the Purchaser, all of which shall be vested in the Surviving Corporation without further act or deed. The Surviving Corporation shall be liable for all the obligations of the Company and the Purchaser, and any claims existing, or action or proceeding pending, by or against the Company or the Purchaser may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and all the rights of creditors of each of the Company and the Purchaser shall be preserved unimpaired.

         Section 1.10 Closing. The closing of the Merger (the "Closing") shall be held at the offices of Palmer & Dodge LLP, counsel to the Purchaser, at 10:00 a.m. (local time) on the third business day after the satisfaction or waiver of the conditions set forth in Article (the "Closing Date"), or at such other place and time as the Purchaser and the Company may mutually agree.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Parent and the Purchaser as follows:

         Section 2.1  Organization and Qualification.

         (a) The Company (i) is a corporation validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite corporate power to carry on its business as now being conducted, and (iii) is duly qualified as a foreign corporation in good standing in Massachusetts, Georgia, Connecticut and each other jurisdiction where the conduct of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 7.1.1). Except as set forth on Schedule 2.1, the Company owns, directly or indirectly, 100% of the outstanding capital stock of each of the subsidiaries listed on Schedule 2.1 (the "Subsidiaries"), which constitute the only subsidiaries of the Company. Each Subsidiary is a corporation validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation in good standing in each jurisdiction where the conduct of its business makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The Company has previously made available to the Parent true and complete copies of the charter and bylaws or other governing instruments of the Company and each Subsidiary as presently in effect, and neither the Company nor any Subsidiary is in default in the performance, observation or fulfillment of its charter or bylaws or other governing instruments. The minute books of the Company and each of the Subsidiaries contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the shareholders since the time of each such corporation's incorporation and accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meetings. The stock books of the Company and each of the Subsidiaries are true and complete.

         Section 2.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, including approval by the holders of not less than 90% of the Company's outstanding Common Stock acting by written consent pursuant to Section 228 of the DGCL. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, and moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

         Section 2.3 Financial Data. The Company has previously furnished to the Parent copies of the Company's (i) audited consolidated balance sheets and related statements of income and cash flows as of and for the fiscal years ended September 30, 1995 and 1994 (the "Audited Financial Statements") and (ii) unaudited consolidated balance sheets as at December 24, 1995 and March 24, 1996, (the March 24, 1996 balance sheet being referred to herein as the "Interim Balance Sheet") and related statements of operations and cash flows for the periods then ended (the "Interim Financial Statements"). All of such financial statements referred to in this section are collectively referred to herein as the "Financial Statements." The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and present fairly in all material respects the financial position and the results of operations of the Company and the Subsidiaries as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved except as otherwise stated therein, and subject, in the case of the Interim Financial Statements, to normal year end audit adjustments, which in the aggregate are not material, and to the absence of footnote disclosures.

         Section 2.4 Ownership of Stock. The Company's outstanding capital stock consists of 449,105 shares of Class A Common Stock and 16,176 shares of Class B Common Stock. The outstanding Common Stock is duly authorized and validly issued, is fully paid and non-assessable, and as of the date hereof is owned of record as set forth on Schedule 2.4. Except as set forth on Schedule 2.4, the Company has no outstanding capital stock and there are no outstanding options, warrants or similar rights to acquire, or any securities convertible into or exchangeable for, any capital stock of the Company. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section
2.4 have been previously furnished to the Buyer. Except for the Amended and Restated Stockholders Agreement referenced on Schedule 2.12, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the outstanding shares of capital stock of the Company to which the Company is a party.

         Section 2.5 Consents and Approvals. Except as set forth on Schedule 2.5, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any governmental or regulatory body, agency or official which, if not obtained or made, would have a Material Adverse Effect. Except as set forth on Schedule 2.5, neither the execution, delivery and performance by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of, any provision of the charter or bylaws of the Company or any Subsidiary or of any applicable law , or (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any Material Contract (as defined in
Section 2.12) to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary may be bound, except in the case of clause (b) for such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 2.6 Litigation. Except as set forth on Schedule 2.6, there are no claims, actions, suits, complaints or proceedings pending, or to the Company's knowledge, threatened against the Company or any Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, nor is the Company or any Subsidiary subject to any order, judgment, writ, injunction or decree, except in either case for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 2.7 Compliance with Law. Except as set forth on Schedule 2.7 and except with respect to FDA matters (which are covered in Section 2.14), neither the Company nor any Subsidiary nor any Plan (as defined in Section 2.9) is in violation of any statute, law, ordinance, regulation, rule or order of any federal, state or local governmental authority or any judgment, decree or order of any court, except where any such violation would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.7, the Company and each Subsidiary has all permits, approvals, licenses and franchises from governmental authorities required to conduct its business as now being conducted, except for such permits, approvals, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 2.8  Tax Matters.

         (a) The Company and its Subsidiaries have filed all tax reports and returns required to be filed by them and have paid or will timely pay all taxes and other charges shown as due on such reports and returns. Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for taxes reflected in the Interim Balance Sheet is adequate for payment of any and all tax liabilities for periods ending on or before March 24, 1996 and there are no tax liens on any assets of the Company or its Subsidiaries except liens for current taxes not yet due.

         (b) Except as set forth on Schedule 2.8, there has not been any audit of any tax return filed by the Company or any of its Subsidiaries and no audit of any such tax return is in progress and neither the Company nor any Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. The Company knows of no tax deficiency or claim for additional taxes asserted or threatened to be asserted against the Company or any of its Subsidiaries by any taxing authority and the Company knows of no grounds for any such assessment. No extension of time with respect to any date on which a tax return was or is to be filed by the Company or any of its Subsidiaries is in force, and no waiver or agreement by the Company or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any tax. For purposes of this Agreement, the term "tax" includes all federal, state, local and foreign taxes or assessments, including income, sales, gross receipts, excise, use, value added, royalty, franchise, payroll, withholding, property and import taxes and any interest or penalties applicable thereto.

         (c) Neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         Section 2.9  Employee Benefit Plans.

         (a) The Company has made available to the Parent true and complete copies of each pension, profit-sharing, deferred compensation, incentive compensation, severance pay, retirement, welfare benefit or other plan or arrangement providing benefits to employees or retirees, including both those that do and do not constitute employee benefit plans within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained or contributed to by the Company or any Subsidiary for the benefit of its employees or retirees, but excluding informal practices that may be discontinued without liability to the Company (each, a "Plan"), each of which Plans is listed on Schedule 2.9 attached hereto.

         (b) Except as set forth on Schedule 2.9, (i) each such Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA is being operated and administered in compliance with Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), except where any such failure to comply would not have a Material Adverse Effect, and a favorable determination letter has been obtained from-the Internal Revenue Service (the "IRS") for such Plan; (ii) except where such events would not, individually or in the aggregate, have a Material Adverse Effect, there has been no non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving the assets of any Plan nor any "reportable event" within the meaning of Section 4043 of ERISA with respect to any Plan; (iii) all required employer contributions to such Plan have been made (or, in the case of contributions not yet due, have been accrued on the Company's financial statements and records); (iv) the Company has made available to the Parent as to each such Plan a true and correct copy of (w) the annual report (Form 5500) filed with the IRS for each of the three most recent plan years, (x) each plan, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan, (y) each actuarial report prepared for each of the last three years for each Plan and (z) each summary plan description distributed to participants in each Plan and each summary of material modifications to each Plan (as defined in ERISA); and (v) each such Plan is in compliance with ERISA, the Code and the terms of such Plan, except where any such failure to comply would not have a Material Adverse Effect. Neither the Company nor its Subsidiaries has ever participated in a "multiemployer pension plan" as defined in Section 3(37) of ERISA.

         (c) Except as set forth on Schedule 2.9, neither the Company nor any Subsidiary has any obligation to provide any welfare benefits to retired or former employees other than continuation of welfare benefits as required by applicable law.

         (d) Neither the Company nor any Subsidiary has any liability under or with respect to any employee benefit plans or arrangements that they no longer maintain or in which they no longer participate, except where such liability would not have a Material Adverse Effect.

         Section 2.10  Intellectual Property.

         (a) Schedule 2.10 sets forth a complete list of all patents, trademarks, service marks, trade names, logos and copyrights and all applications to register any of the foregoing (collectively, "Proprietary Rights") used in and material to the business of the Company and its Subsidiaries as presently conducted or proposed to be conducted. The Proprietary Rights are sufficient to carry on the business of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries have exclusive ownership of all Proprietary Rights identified in Schedule 2.10 or have obtained any licenses, releases or assignments to use all such Proprietary Rights (all such licensed third-party rights are separately described in Schedule 2.10). Except as set forth on Schedule 2.12, neither the Company nor its Subsidiaries has granted any rights in or licenses to their respective Proprietary Rights to any third party and the Company or its Subsidiaries has the right to use such Proprietary Rights free and clear of claims or rights of others. Except as set forth on Schedule 2.12, no officer, employee, consultant, subcontractor or other party, other than the Company or its Subsidiaries, has any rights in or licenses to the Proprietary Rights of the Company and its Subsidiaries.

         (b) Neither the Company nor its Subsidiaries has received any notices of infringement by the Company of any Proprietary Rights of others, nor has the Company or any of its Subsidiaries received any notices from others regarding an alleged violation of their intellectual property rights which references any aspect of the Company's or its Subsidiaries activities or products, and, to the best knowledge of the Company, none of the present or contemplated activities of the Company or its Subsidiaries or their products, services or assets infringe on any Proprietary Rights of others, including unauthorized use of any confidential information or trade secrets of any person. The Company is not aware of any infringement or violation by others of the Proprietary Rights of the Company or its Subsidiaries.

         (c)   All patents, trademarks, service marks and copyrights listed on
Schedule 2.10 ("Registered Rights") have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in said Schedule and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

         (d) Each of the Company and its Subsidiaries has required all employees engaged in research and development activities to execute agreements under which such employees are required to convey to the Company or its Subsidiaries ownership of all Proprietary Rights conceived or created by them in the course of their employment or relationship with the Company or its Subsidiaries.

         (e) To the best knowledge of the Company, none of the activities of the employees of the Company on behalf of the Company violates any agreements or arrangements which any such employees have with former employers.

         Section 2.11  Real Property.

         (a) Schedule 2.11 sets forth a complete list of all real property owned by the Company or any Subsidiary (individually, an "Owned Property" and collectively, the "Owned Properties"). The Company or the Subsidiaries have good and clear record and marketable fee title to the Owned Properties, free and clear of all mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and other encumbrances ("Encumbrances") other than (i) liens that are disclosed on Schedule 2.11; (ii) liens for taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent;
(iii) (A) platting, subdivision, zoning, building and other similar legal requirements, (B) easements, restrictive covenants, rights-of-way, encroachments and other similar encumbrances, whether or not of record, (C) reservations of coal, oil, gas, minerals and mineral interests, whether or not of record, and other Encumbrances as of the date hereof which do not, individually or in the aggregate, materially detract from the value of the real property subject thereto or impair in any material respect the operation of the Company's business (the Encumbrances described in clauses (i) through (iii) above are hereinafter referred to collectively as "Permitted Liens"). Without limiting the generality of the foregoing, as evidenced by the owner's title insurance policies identified in Schedule 2.11, the Company or a Subsidiary holds fee simple title to each Owned Property subject only to the matters set forth in such title policies, which matters are set forth on
Schedule 2.11. The Company shall, at its expense, cause title to the Owned Properties to be updated from the effective dates of such title insurance policies to the Closing Date showing that there have been no new matters of record.

         (b) Schedule 2.11 attached hereto sets forth a complete list of all real property leased by the Company or any Subsidiary (individually, a "Leased Property" and, collectively, the "Leased Properties"). The Company or a Subsidiary has a valid, good and marketable leasehold interest in the Leased Properties, in each case free and clear of all mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and other encumbrances, except for Permitted Liens, and encumbrances on the fee interest of the Leased Properties which do not constitute indebtedness of the Company or its Subsidiaries. To the best of the Company's knowledge, none of the easements, restrictions or other matters of record to which such Leased Property is subject prevent or unreasonably or materially interfere with the use of such Leased Property for the conduct of the business thereon as heretofore conducted by the Company or its Subsidiaries. Schedule 2.11 hereto identifies the parties to and dates of the lease for each material Leased Property and all addenda, amendments and attachments thereto (each, a "Real Property Lease"); except as set forth in
Schedule 2.11, such Real Property Lease has not been otherwise amended, modified or supplemented by any written or oral agreement or understanding. Except as set forth on Schedule 2.11, the Merger as contemplated by this Agreement is either permitted as of right under each Real Property Lease or otherwise does not require the consent of the landlord under such Real Property Lease; with respect to each material Real Property Lease for which the landlord's consent is required, the Company shall obtain such consent prior to the Closing. The Company or a Subsidiary has accepted possession of each Leased Property and occupies such leased premises in connection with the conduct of the business. Each Real Property Lease affords the Company or a Subsidiary peaceful and undisturbed possession of the leased premises thereunder. The landlord under each Real Property Lease has performed, to the satisfaction of the Company or a Subsidiary all of the landlord's obligations under such Real Property Lease, and all fixtures, equipment, improvements and other components of the leased premises are in good working order and condition so as to be adequate for the conduct of the Company's business. The Company shall cause the landlord for each material Leased Property to deliver to Parent as of the Closing Date an estoppel certificate that confirms the accuracy of the foregoing representations.

         (c) To the Company's knowledge, there are no eminent domain proceedings pending or threatened against any Owned Property or Leased Property (the Owned Properties and the Leased Properties are herein referred to collectively as the "Real Property").

         Section 2.12 Material Contracts. Except as listed or described on
Schedule 2.11 and Schedule 2.12, as of the date hereof, neither the Company nor any Subsidiary is a party to or bound by any written or oral leases, agreements or other contracts or legally binding contractual commitments ("Contracts") that are of a type described below or otherwise material to the conduct of the Company's business as currently conducted or proposed to be conducted (collectively, the "Material Contracts"):

                   (i) any collective bargaining arrangement with any labor union or any employment contract;

                  (ii) any Contract or series of Contracts with the same party for capital expenditures or the acquisition or construction of fixed assets in excess of $100,000;

                 (iii) any Contract or series of Contracts with the same party requiring aggregate future payments by or to the Company or any Subsidiary in excess of $100,000;

                  (iv) any Contract relating to the borrowing of money, or the guaranty of another person's borrowing of money;

                   (v) any Contract granting any person a lien on all or any part of its assets;

                  (vi) any Contract granting to any person a first refusal, first offer or similar preferential right to purchase or acquire any of its assets;

                 (vii) any Contract under which the Company or any Subsidiary is (A) a lessee; or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other; tangible personal property, or
         (B) a lessor of any property, in either case requiring annual payments in excess of $100,000;

                (viii) any Contract limiting, restricting or prohibiting it from conducting business anywhere in the United States or elsewhere in the world;

                  (ix)   any joint venture or partnership Contract;

                   (x) any agreement with or for the benefit of any current or former officer, director, stockholder, employee or consultant of the Company or any Subsidiary, other than severance agreements with former employees in accordance with the Company's severance policy referenced on Schedule 2.9;

                  (xi) any license or other agreement pursuant to which the Company or any Subsidiary grants or is granted the right to use any Proprietary Right listed on Schedule 2.10);

                 (xii) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements (other than rebates to distributors in accordance with industry practices and cash discounts to customers in accordance with the Company's credit policies and industry practices);

                (xiii) any agreement with any holder of securities of the Company or any Subsidiary as such;

                 (xiv) any agreement obligating the Company or any Subsidiary to deliver services under a "most favored nation" pricing clause; and

                  (xv) except as set forth on Schedule 2.16, any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the ordinary course of business).

         The Company has made available to the Parent true and complete copies of each written Material Contract and each Real Property Lease, including all amendments or other modifications thereto. Except as set forth on Schedule 2.12, to the Company's knowledge, each Material Contract and each Real Property Lease is a valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth on Schedule 2.12, the Company or the Subsidiaries, as the case may be, have performed all obligations required to be performed by them under the Material Contracts and each Real Property Lease and the Company or the Subsidiaries, as the case may be, are not in breach or default thereunder, except for breaches or defaults which will not, individually or in the aggregate, have a Material Adverse Effect.

         Section 2.13 Environmental and Safety Matters. Except as set forth on
Schedule 2.13 hereto and except for such of the following as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse
Effect: (i) the Company and each Subsidiary is in compliance with all applicable Environmental Laws; (ii) neither the Company nor any Subsidiary has received notice of any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental Laws with respect to the Owned Properties or the Leased Properties or the conduct of its business; (iii) the Company and each Subsidiary has obtained, and is and has been in compliance with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Owned Properties and the Leased Properties and the conduct of its business; and (iv) the transactions contemplated by this Agreement do not impose any obligations under Environmental Laws for site investigation or cleanup or notification to or consent of any government agencies or third parties. The Company has made available to the Parent true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of the Company pertaining to any Owned or Leased Property. As used in this Agreement, "Environmental Laws" shall mean all material federal, state or local statutes, laws, codes, rules, regulations, ordinances, orders, standards, permits, licenses or requirements (including consent decrees, judicial decisions and administrative orders), presently in force, as amended or reauthorized, pertaining to the protection, preservation, conservation or regulation of the environment, or imposing requirements relating to public or employee health and safety, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Clean Air Act, 42 U.S.C.
Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300F et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.

         Section 2.14 FDA Matters. Except as set forth on Schedule 2.14 and except for such exceptions to the following as, individually or in the aggregate, would not have a Material Adverse Effect, the Company's operations are being conducted in compliance with all applicable requirements of the United States Food and Drug Administration ("FDA") and comparable foreign regulatory authorities in the countries in which the Company's products are sold, and the Company or the Subsidiaries have received all required product authorizations from the FDA and such comparable foreign regulatory authorities, including all FDA 510(k) Pre-Market Notifications, Pre-Market Approval Applications and Investigational Device Exemptions. There are no product recalls by the FDA or any comparable foreign regulatory authority pending or, to the Company's knowledge, threatened with respect to the Company's products.

         Section 2.15  Employee Relations.

         (a) Neither the Company nor any Subsidiary has experienced any strike, picketing, boycott, work stoppage, slowdown or other labor dispute, and neither the Company nor any Subsidiary is subject to any pending charge or complaint of unfair labor practice or employment discrimination nor, to the Company's knowledge, is any such event currently threatened against the Company or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect.

         (b) The Company and its Subsidiaries are not delinquent in payments to any of their respective employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 2.15, upon termination of the employment of any employees, neither the Company, its Subsidiaries nor the Parent or the Surviving Corporation will by reason of the Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Company's normal policies). True and complete information as to all current directors, officers, employees or consultants of the Company and its Subsidiaries, including, in each case, name, current job title, base salary, bonus potential, commissions and termination obligations has been previously furnished to the Parent.

         Section 2.16 Brokers. Except for fees payable to Goldman, Sachs & Co. and Kohlberg & Co., which fees are set forth on Schedule 2.16 hereto, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         Section 2.17 Absence of Undisclosed Liabilities. As at September 30, 1995, the Company and its Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the September 30, 1995, balance sheet included in the Audited Financial Statements that were not adequately reflected or reserved against on such balance sheet. The Company and its Subsidiaries have no such liabilities, other than liabilities (i) adequately reflected or reserved against on the September 30, 1995, balance sheet, (ii) reflected on the Interim Balance Sheet, (iii) incurred since March 24, 1996 in the ordinary course of business, (iv) disclosed in this Agreement, or (v) that would not, in the aggregate, have a Material Adverse Effect.

         Section 2.18 Material Adverse Change. Since September 30, 1995, except as described in the Interim Financial Statements, (i) there has not been any change in the business of the Company that would have a Material Adverse Effect and (ii) the Company has taken no action that if taken after the date of this Agreement would constitute a breach of any covenant set forth in Section 4.1.

         Section 2.19 Accounts Receivable. Subject to the allowances with respect to accounts receivable set forth on the Interim Balance Sheet, all accounts receivable reflected on the Interim Balance Sheet and all accounts receivable arising subsequent thereto, have arisen in the ordinary course of business of the Company or the Subsidiaries, represent valid and enforceable obligations due to the Company or the Subsidiaries and have been and are subject to no set-off, counterclaim or future performance obligation on the part of the Company or a Subsidiary in excess of the amount of such allowances.

         Section 2.20 Inventory. Subject to the reserves set forth on the Interim Balance Sheet, the inventory of the Company and its Subsidiaries is and at the Effective Time will be in good and merchantable condition and saleable or usable in the manufacture of saleable finished goods in the ordinary course of business.

         Section 2.21 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

                                    ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

         The Parent and the Purchaser represent and warrant to the Company as follows:

         Section 3.1 Organization and Qualification. Each of the Parent and the Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii) has the requisite corporate power to carry out the transactions contemplated hereby.

         Section 3.2 Corporate Authorization. The execution, delivery and performance by each of the Parent and the Purchaser of this Agreement and the transactions contemplated hereby are within the corporate powers of each of the Parent and the Purchaser and have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser. This Agreement constitutes a valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and transfers, and moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

         Section 3.3 Consents and Approvals. Except as set forth on Schedule 3.3, the execution, delivery and performance by each of the Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to any governmental or regulatory body, agency or official. Neither the execution, delivery and performance by the Parent and the Purchaser of this Agreement, nor the consummation by the Parent and the Purchaser of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of, any provision of the charter or bylaws of the Parent or the Purchaser or (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which the Parent or the Purchaser is a party, or by which its properties or assets may be bound, except for such violations, breaches or defaults which would not prevent or delay consummation of the transactions contemplated hereby.

         Section 3.4 Financing. The Parent currently has sufficient funds on hand, or has sufficient borrowing capacity available from responsible financial institutions, to enable the Purchaser to finance the consummation of the transactions contemplated hereby and to pay related fees and expenses.

         Section 3.5 Litigation. There are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending against the Parent or the Purchaser before any court, arbitrator, or administrative, governmental or regulatory authority or body, nor is the Parent or the Purchaser subject to any order, judgment, writ, injunction or decree, which in either case could prevent, delay or materially burden the transactions contemplated hereby.

         Section 3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or the Purchaser.

                                    ARTICLE 4

                                    COVENANTS

         Section 4.1 Conduct of Business of the Company and the Subsidiaries. Except as contemplated by this Agreement or otherwise consented to in writing by the Parent, during the period from the date of this Agreement to the Closing
Date: (a) the Company shall conduct, and shall cause each of the Subsidiaries to conduct, its business solely in the ordinary course; and (b) the Company will not, and will not permit either of the Subsidiaries to, intentionally take any actions that could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Company will not, and will not permit either of the Subsidiaries to, without the prior written consent of the Parent: (i) declare or pay any dividend or other distribution upon, or repurchase or otherwise reacquire for value, any capital stock of the Company (other than repurchases of Common Stock from employees of the Company in connection with termination of employment); (ii) issue any capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company, other than issuance of Common Stock upon the exercise of outstanding options; (iii) incur any indebtedness for borrowed money other than borrowings for working capital purposes in the ordinary course of business, (iv) acquire any substantial assets other than in connection with planned capital expenditures approved by the Company's board of directors prior to the date hereof; (v) sell, pledge, dispose of or encumber its assets, except for sales of inventory and sales of obsolete assets and assets concurrently replaced with similar assets, in each case in the ordinary course of its business; (vi) except as otherwise required by law or by any existing plan, arrangement or agreement, enter into, adopt or amend in any material respect, any Plan for the benefit of its employees or any employment, severance or other agreement with any officer, director, employee or consultant of the Company or any Subsidiary, (vii) change the compensation or fringe benefits of any officer, director, employee or consultant, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices; or (viii) take any other intentional action that would cause the Company's representations and warranties to be untrue in any material respect. In addition, the Company and/or its Subsidiaries shall maintain in full force and effect the existing insurance policies relating to the Real Property in accordance with Section 6.1 attached hereto. Without limiting the foregoing, the Company and/or its Subsidiaries shall maintain in full force and effect (I) "all risk" casualty insurance coverage on the Real Property, which in no event shall be less than

100% of the full insurable value of the Real Property; (II) commercial general public liability insurance (broad form) insuring against any and all liability or claims of liability arising out of, occasioned by, or resulting from any accident or other cause in or about the Real Property, in an amount not less than $10,000,000.

         Section 4.2 Filings. Each of the Company, the Parent and the Purchaser shall exercise commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Company, the Parent and the Purchaser
(a) shall make all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, no later than five business days after the execution of this Agreement, (b) shall exercise commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other governmental authorities and parties to Material Contracts and to oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (c) shall otherwise fulfill all conditions to this Agreement within its reasonable control.

         Section 4.3 Confidentiality; Access to Information. That certain letter agreement dated March 20, 1996 between the Parent and Goldman, Sachs & Co. on behalf of the Company (the "Confidentiality Agreement") with respect to, among other things, confidential treatment of information provided by the Company and its representatives to the Purchaser and its representatives shall remain in full force and effect and shall survive the execution and delivery of this Agreement and the termination of this Agreement for any reason whatsoever. Subject to the terms of the Confidentiality Agreement, from the date hereof to the Closing Date, the Company shall, and shall cause its officers, directors, employees and agents to, afford the directors, officers, employees, agents, representatives and advisors of the Parent complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish the Parent all financial, operating and other data and information relating to the Company and the Subsidiaries as the Parent may reasonably request. Parent, at its expense, may take measurements, show the Real Property to contractors, architects, insurers, banks and other lenders or investors, and prospective tenants, and conduct surveys, site analysis, structural tests, and such other tests, inspections or investigations with respect to the Real Property as Parent may desire. The Company and its Subsidiaries agree to cooperate with and assist Parent, provided that all inspections shall be conducted during normal business hours (or such other time as is reasonably necessary to conduct such inspections or tests) and shall not unreasonably interfere with the conduct of the normal business thereon of the Company or its Subsidiaries. The Company and its Subsidiaries agree that Parent may discuss the Real Property with and make inquiries of any state or local officials or authorities regarding the status of such variances, permits, certificates, consents and approvals as Parent deems appropriate. Parent agrees to repair any damage to the Real Property resulting from such inspections.

         Section 4.4 Public Announcements. The Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         Section 4.5 Exclusivity. Unless and until this Agreement shall have been terminated pursuant to Article , the Company shall not, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, (i) enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any acquisition, business combination or recapitalization transaction involving the Company or a substantial portion of its assets or capital stock (a "Competing Transaction"),
(ii) solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of its officers, directors, employees and agents) relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding, furnish to any other person or entity any information with respect to, or otherwise assist, facilitate or cooperate in any way with any effort or attempt by any other person or entity to effect a Competing Transaction. The Company shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. The Company shall request the return of any confidential information about the Company that was previously furnished to any other party in connection with the Company's solicitation of bids to purchase the Company.

         Section 4.6 Insurance. The Parent agrees that the rights to indemnification provided to the directors and officers of the Company and its Subsidiaries by such entities' charter or bylaws as in effect on the date of this Agreement and by applicable law shall survive the Closing Date. The Parent shall use its best efforts to obtain and maintain for a period of one year after the Closing Date an endorsement extending the period in which claims may be made under the Company's directors' and officers' liability insurance policy in effect on the date of this Agreement, or a policy of such other responsible carrier as the Parent may elect, with respect to causes of action that arise out of acts or omissions occurring on or before the Closing Date, provided, however, that in no event shall the Parent be required to expend pursuant to this section more than an amount per year equal to 125% of current annual premiums paid by the Company for such insurance.

                                    ARTICLE 5

                              CONDITIONS TO CLOSING

         Section 5.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

              5.1.1 No Legal Prohibition. No statute, rule, regulation or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by such party of the transactions contemplated hereby.

              5.1.2 No Injunction. Such party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

              5.1.3 Hart-Scott-Rodino. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated without any condition or requirement which, in the reasonable opinion of Parent, makes consummation of the transaction inadvisable.

         Section 5.2 Conditions to Obligation of the Parent and the Purchaser. The obligation of the Parent and the Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following additional conditions:

              5.2.1 Representations and Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement shall be true and correct without regard to materiality or Material Adverse Effect on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except that any representation or warranty (except Section 2.1(a)(i) and (ii), the second sentence of Section 2.1(a), Sections 2.2 and 2.3 and the first three sentences of Section 2.4) that is not true and correct shall be deemed true and correct unless individually or in the aggregate it could have a Material Adverse Effect. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to the Parent a certificate, dated the Closing Date, as to the matters set forth in this section.

              5.2.2 Approvals. All governmental and third party approvals, consents, permits or waivers which, if not obtained, would have a Material Adverse Effect shall have been obtained in form and substance reasonably satisfactory to the Parent.

              5.2.3 Title to Owned Properties. The Company shall have caused title to the Owned Properties to be updated to the Closing Date, showing no material exceptions other than those permitted under this Agreement, as evidenced by so-called date down endorsements to the owner's title insurance policy for each of the Owned Properties, which endorsement shall also contain a so-called "non-imputation" endorsement satisfactory to Parent. In addition, the Company shall have caused the existing survey of each Owned Property to be updated by a surveyor's report so as to cause the standard survey exception to be deleted from such policies.

              5.2.4 Possession of Real Property. Except as set forth on Schedule 2.11, at the time of the Closing, all Real Property shall be occupied solely by the Company or its Subsidiaries and no other tenant or occupants, and such Real Property shall then (i) be in the same condition as they are now, reasonable use and wear thereof excepted, and (ii) not in violation of applicable building, zoning, environmental, landmark, historic preservation, wetlands, and other laws, codes, ordinances, by-laws, rules, regulations, and orders of governmental authorities, which violation would have a Material Adverse Effect.

              5.2.5 Stock Options. All actions necessary to terminate all outstanding Stock Options, other than the RCP Option, shall have been taken.

              5.2.6 Certificates. At least two business days prior to the Closing Date, the Company shall have delivered to the Purchaser a draft certificate as to the following matters:

              (a) The Company's total indebtedness for borrowed money as of the Closing Date, together with an itemization of the amount payable (including accrued interest and fees, if any) on the Closing Date to each obligee of such indebtedness and payment information sufficient to enable the Purchaser to discharge such indebtedness on the Closing Date;

              (b) The Company's fees and expenses associated with sale of the Company, including fees and expenses of attorneys and investment bankers;

              (c) The Company's cash and cash equivalents as of the Closing Date (without giving effect to the payment of up to $3,500,000 in transaction expenses of the Company on the Closing Date);

              (d) The aggregate exercise price of all outstanding options of the Company as of the Closing Date; and

              (e) The total number of shares of Common Stock outstanding as of the Closing Date and the total number of shares issuable upon the exercise of all options outstanding as of the Closing Date.

Such draft certificate shall be updated as necessary and executed and delivered to the Purchaser on the Closing Date.

              Section 5.3 Conditions to Obligation of the Company. The obligation of the Company to effect the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following additional conditions:

              5.3.1 Representations and Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent and the Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent and the Purchaser on or prior to the Closing Date.

              5.3.2 Approvals. All governmental and third party approvals, consents, permits or waivers which, if not obtained, would have a Material Adverse Effect shall have been obtained in form and substance reasonably satisfactory to the Company; provided, however, that if the Parent waives the obtaining of any third party approval or consent, such consent shall not be a condition to the Company's obligation to consummate the Merger.

                                    ARTICLE 6

                                   TERMINATION

         Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

              6.1.1 By mutual written consent of the Parent and the Company.

              6.1.2 By the Company:

              (i) if the Closing Date shall not have occurred on or before August 31, 1996, other than as a result of a breach by the Company of its representations, warranties or other obligations hereunder; or

             (ii) if, prior to the Closing Date, the Parent or the Purchaser fails to perform in any material respect any of its obligations under this Agreement and such failure has not been cured within 15 days after receipt of written notice from the Company.

              6.1.3 By the Parent:

              (i) if the Closing Date shall not have occurred on or before August 31, 1996, other than as a result of a breach by the Parent or the Purchaser of their representations, warranties or other obligations hereunder; or

             (ii) if, prior to the Closing Date, the Company fails to perform in any material respect any of its obligations under this Agreement and such failure has not been cured within 15 days after written receipt of notice from the Parent.

         Section 6.2 Effect of Termination. In the event of termination of this Agreement by the Parent or the Company as provided in Section 6.1 hereof, all obligations of the parties under this Agreement shall terminate without liability of any party to any other party, except (i) that the obligations set forth in Section 7.9 of this Agreement and in the Confidentiality Agreement shall survive any such termination and (ii) for liability for any breach of this Agreement.

                                    ARTICLE 7

                               GENERAL PROVISIONS

         Section 7.1  Rules of Construction.

              7.1.1 Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the operations, financial condition, properties, business or prospects (in the case of prospects, not taking into account general economic and securities market conditions or general industry developments) of the Company and the Subsidiaries, taken as a whole, or on the Company's ability to consummate the transactions contemplated by this Agreement.

              7.1.2 Knowledge. Where a representation or warranty is stated to be based on knowledge, such phrase shall refer to the actual knowledge of the applicable person or persons.

              7.1.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              7.1.4 Severability. If any provision of-this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, places or circumstances, shall remain in full force and effect.

         Section 7.2 Non-Survival. In the absence of fraud, the representations and the warranties of the parties hereto shall not survive the Closing.

         Section 7.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have duly given or delivered (i) when delivered personally, (ii) sent by telephone facsimile transmission or (iii) sent via a nationally recognized overnight courier to the recipient for next business day delivery. Such notices, demands and other communications will be sent to the address indicated below:

              (i)    If to the Company:


                     600 Airport Road
                     Fall River, MA 02720
                     Attention: William C. Dow
                     Fax: (508) 677-6699
                     with copies to:

                     Kohlberg & Company
                     2400 Sand Hill Road, Suite 100
                     Menlo Park, CA 94025
                     Attention: W. Dexter Paine III
                     Fax: (415) 854-5415

                     Brownstein Hyatt Farber & Strickland, P.C.
                     410 Seventeenth Street, 22nd Floor
                     Denver, CO 80202-4437
                     Attention: John R. Garrett
                     Fax: (303) 623-1956

              (ii)   if to the Purchaser:

                     Genzyme Corporation
                     One Kendall Square
                     Cambridge, MA 02139
                     Attention: David McLachlan
                     Fax:  617-252-7844

                     with copies to:

                     Palmer & Dodge LLP
                     One Beacon Street
                     Boston, MA 02108
                     Attention:  Maureen P. Manning
                     Fax:  617-227-4420

                     Genzyme Corporation
                     One Kendall Square
                     Cambridge, MA 02139
                     Attention: Peter Wirth, Esq.
                     Fax:  617-252-7553

or to such other address as any party may specify by notice given to the other party in accordance with this Section. The date of giving any such notice shall be (i) the date of hand delivery, (ii) the date sent by telephone facsimile if a business day or the first business day thereafter or (iii) the business day after delivery to the overnight courier service.

         Section 7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Notwithstanding the foregoing, the DGCL shall govern with respect to the Merger.

         Section 7.5 Entire Agreement. This Agreement (including attached exhibits and schedules) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede any prior agreement or understanding, whether written and oral, among the parties or between any of them with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

         Section 7.6 Amendment; Waiver. This Agreement may be amended, modified or waived only by a written agreement signed by the Parent and the Company. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

         Section 7.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned. Any purported assignment of this Agreement or any of the rights and obligations hereunder shall be null, void and of no effect.

         Section 7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but when taken together shall constitute one instrument.

         Section 7.9 Expenses. Each party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants. Notwithstanding the foregoing, Parent shall pay or provide the Company with sufficient funds to enable the Company to pay transaction expenses on the Closing Date in an amount not to exceed $3.5 million in the aggregate.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

                                       DEKNATEL SNOWDEN PENCER, INC.


                                       By:/s/ William C. Dow
                                          --------------------------------------
                                           William C. Dow
                                           President & CEO


                                       GENZYME CORPORATION


                                       By:/s/ David J. McLachlan
                                          --------------------------------------
                                           David J. McLachlan
                                           Senior Vice President, Finance


                                       DSP ACQUISITION CORP.


                                       By:/s/ David J. McLachlan
                                          --------------------------------------
                                           David J. McLachlan
                                           Treasurer